Exhibit 10.2

THE COURIER CORPORATION EXECUTIVE COMPENSATION PROGRAM

As amended and restated on December 5, 2005

THE COURIER CORPORATION EXECUTIVE COMPENSATION PROGRAM

Introduction

The Executive Compensation Program of Courier Corporation (“Courier” or the “Company”) is one of its most important means of motivating and rewarding performance of our senior management team.  The Program is designed to support our business strategy by linking your compensation to the achievement of key, measurable performance objectives.  It seeks to align your financial interests with those of shareholders by focusing management efforts on enhancing the value of each shareholder’s investment.  The Program also encourages executive stock ownership and offers you the opportunity for wealth accumulation.

Objectives

The focus of Company-wide performance goals and stock ownership emphasizes the need and importance of teamwork.  The Program has been developed to complement the strategic focus and organization.  The Program is designed to:

•                  attract and retain high quality management talent and to motivate them to build and sustain value for shareholders;

•                  provide aggregate compensation opportunities that, when performance goals are achieved, will be comparable to those provided by other companies with revenues and operating characteristics similar to Courier; and

•                  establish for employees in management positions a significant risk/reward compensation structure through incentive pay plans.

Additionally, the Program places more importance on the performance-based variable pay components that, when combined with base salary, provide a competitive total compensation package with an up-side potential that may exceed average total compensation paid to executives of similar responsibility in similar-sized companies, when performance is superior.

Overview of the Program

The total compensation you are eligible to earn may be derived from four sources:

•                  Base Salary

•                  Annual Cash Incentive

•                  Long-Term Performance Incentive

•                  Long-Term Stock Incentive

Base Salary

The first element of your total compensation is the base salary you receive from Courier.  Your base salary is reviewed periodically.  In evaluating your base salary the following factors are considered:  individual performance, the level and scope of responsibilities, experience, internal equity, and salaries relating to executives of similar responsibility in similar-sized companies.  The primary considerations for determining any increase in your base pay, however, are your individual performance and growth in responsibilities.

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Annual Cash Incentive

The second element of your total compensation is an annual cash incentive, which is based upon the achievement of specified Company and business unit performance targets.  The Company and business unit performance targets are quantifiable targets which are established at the beginning of a fiscal year.

Minimum performance targets are set below which no annual cash incentive will be paid.  Exceeding the minimum performance targets allows you to receive a percentage of your overall annual cash incentive target.  If you exceed your performance targets, you may earn as much as 200% of your annual cash incentive target.

If performance targets are achieved for the fiscal year, the annual cash incentive is paid as soon as practical following the close of the fiscal year but normally no later than the January 31 of the new fiscal year.

The annual cash incentive is normally based upon the following performance targets, although other quantifiable earnings targets may be used in individual cases:

Company Performance	Business Unit Performance

Earnings Per Share	Pre-Tax Profits; Total Sales

Your specific fiscal year Company and business unit performance targets as well as your fiscal year cash incentive target are contained in your Personalized Illustration.

In the event a Change in Control of the Company occurs, you will receive a pro-rated cash incentive in an amount equal to your cash incentive target multiplied by a fraction, the numerator of which is the number of elapsed days in the fiscal year through and including the date on which the Change in Control occurs and the denominator of which is 365.

Long Term Performance Incentive

Another element of your total compensation may be a long-term performance incentive (“LTPI”) award, which is a performance-related incentive based upon achievement of multi-year objectives.  The target amount of the LTPI is established at the beginning of the performance cycle, which is a three-year period.  This award is earned by achieving specific targets over the performance cycle.

Currently, the LTPI targets are specific Return on Assets (ROA) goals.  The long-term performance incentive that is earned for the performance cycle is paid as soon as practical in the fiscal year following the end of the three-year performance cycle.  It is the intention of the Company to begin a new three-year performance cycle every fiscal year.  New performance measures and/or targets will be established at the beginning of each performance cycle by Courier’s Compensation Committee of the Board of Directors.

Your specific three-year performance targets and your target LTPI award, if any, are contained in your Personalized Illustration.

In the event a Change in Control of the Company occurs, for each of your outstanding LTPI awards, you will receive a pro-rated amount in cash equal to the target LTPI award multiplied by a fraction, the numerator of which is the number of elapsed days in the performance period through and including the date on which the Change in Control occurs and the denominator of which is 1096.

Long Term Stock Incentive

Another element of your total compensation may be a long-term stock incentive (“LTSI”). The long-term stock incentive for participants may consist of a (1) stock option award, (2) a restricted stock grant or restricted stock unit (“RSU”), (3)  a cash award, or (4) a combination of any of these elements.  Your Personalized Illustration will indicate what your LTSI, if any, for the fiscal year will be.

Stock option awards, restricted stock grants, or RSUs are granted near the beginning of a fiscal year based on the fair market value of Courier Common Stock as of the date of the award. The LTSI awards normally vest over a period of years and are exercisable within a stated period.

The LTSI cash award is an amount that may be earned over a period of time up to 5 years based upon the Company meeting or exceeding the Total Shareholder Return (“TSR”) of our Peer Group.  (The Peer Group is comprised of the companies selected as the Courier Peer Group as set forth in the Company’s annual proxy statement for the purposes of comparing TSR over a 5-year period.)  The LTSI cash award may be earned as follows:

25% of the LTSI cash award would vest and be paid out after Year 1 if the one-year average TSR of Courier meets or exceeds the one-year average TSR of the Peer Group.

25% of the LTSI cash award would vest and be paid out after Year 2 if the one-year average TSR of Courier meets or exceeds the one-year average TSR of the Peer Group for that year.   Note:  In year 2, if the first year TSR is missed but the two-year cumulative TSR is achieved, 50% of the LTSI cash award would vest and be paid out after Year 2.

25% of the LTSI cash award would vest and be paid out after Year 3 if the one-year average TSR of Courier meets or exceeds the one-year average TSR of the Peer Group for that year. The remaining unearned amount of the LTSI cash award would be earned in Year 3 if the 3-year cumulative TSR of Courier meets or exceeds the 3-year cumulative TSR of the Peer Group and would be paid out after Year 3.

If the full amount of the LTSI cash award has not yet been earned by Year 4, the remaining amount of the LTSI cash award may be earned in Year 4 if the 4-year cumulative TSR of Courier meets or exceeds the 4-year cumulative TSR of the Peer Group and would be paid out after Year 4.

If the full amount of the LTSI cash award has not yet been earned by Year 5, the remaining amount of the LTSI cash award may be earned in Year 5 if the 5-year cumulative TSR of Courier meets or exceeds the 5-year cumulative TSR of the Peer Group and would be paid out after Year 5.

Earned amounts of the LTSI cash award are paid as soon as practical following the close of the fiscal year but normally no later than the January 31 of the new fiscal year.

In the event a Change in Control of the Company occurs, all your outstanding stock option awards will vest and become fully exercisable and all restricted stock grants and RSUs will become fully vested.  With respect to any outstanding LTSI cash award, you will receive a pro-rated amount in cash equal to the unearned target LTSI cash award multiplied by a fraction, the numerator of which is the number of elapsed days in the three-year performance period through and including the date on which the Change in Control of the Company occurs and the denominator of which is 1096.

Important Information

1.  Participation - Employees recommended for participation in the Executive Compensation Program are approved by the Compensation Committee of the Board of Directors.

During the course of a fiscal year or within a given three-year performance period, the Compensation Committee of the Board of Directors may approve the addition or removal of participants from the various participating groups.  In such cases, the Compensation Committee will establish new performance targets and incentive award targets, as appropriate.

2.  Definitions

a.  Pretax Profit (Loss) means the revenues of the Company (on a consolidated basis) or business unit less all expenses (except income taxes) determined in accordance with generally accepted accounting principles (GAAP) consistently applied for the fiscal year or performance period, except for Adjustments for Unusual Transactions (as defined below).  Expenses include cost of sales, selling, administrative and interest expenses.  Each business unit will be charged an allocation of expenses including, but not limited to, corporate overhead, real estate and interest so that pretax profit for each business unit is “fully allocated” consistent with the business plan financial statements and annual budgets.

b.  Net Income means Pretax Profit of the Company (on a consolidated basis)  less a provision for income taxes in accordance with GAAP except for Adjustments for Unusual Transactions (as defined below).

c.  Earnings Per Diluted Share (EPS) means Net Income of the Company (on a consolidated basis) divided by the weighted average number of shares of Courier’s Common Stock outstanding, as well as the dilutive effect of stock options.

d.  Assets include cash, accounts receivables (net of reserve for uncollectible accounts), inventories (net of related reserves), other current assets, fixed assets such as land, building, machinery and equipment (net of accumulated depreciation), and other assets including, but not limited to, long-term investments and goodwill, all accounted for in accordance with GAAP on a consistent basis.

e.  Adjustments for Unusual Transactions - The impact of certain transactions or events which may occur during the fiscal year or the performance period and which are deemed by the Company to be unusual and non-recurring will be excluded from Pretax Profit (Loss) and Net Income.  For example, a gain or loss on the sale of real estate, the impact of a change in the method of accounting for inventories, or earnings or losses from discontinued operations would be deemed to be unusual transactions and therefore excluded from income.  Adjustments for Unusual Transactions will be made by the Compensation Committee of the Company’s Board of Directors in its sole discretion.

f.  Return on Assets (ROA) is Net Income (after Adjustments for Unusual Transactions) divided by Assets (average of beginning and end of the fiscal year) after Adjustments for Unusual Transactions deemed appropriate by the Compensation Committee.

g.  Total Shareholder Return (TSR) is the return earned by a shareholder on his or her investment in the Company’s Common Stock, assuming the reinvestment of quarterly dividends at the monthly closing stock price.  Thus, TSR is based on both the change in the price of the Company’s Common Stock and the value of dividends paid, assuming that such dividends were used to purchase more of the Company’s Common Stock.

h.  Peer Group is the peer group of companies selected by the Company for purposes of comparison in the Company’s annual proxy statement.  The Peer Group of companies as of November 2005 is Banta Corporation; Bowne & Co.; Cadmus Communications Corporation; Ennis Business Forms, Inc.; Thomas Nelson, Inc.; The Standard Register Company; and John Wiley & Sons, Inc.  The Compensation Committee of the Company’s Board of Directors may change the Peer Group at any time in its sole discretion.

i.  Peer Group TSR is the return earned by a shareholder assuming such shareholder simultaneously invests in the common stock of all the Peer Group companies, assuming the reinvestment of quarterly dividends at the monthly closing stock price.  In computing Peer Group TSR, the returns of the Peer Group companies are weighted annually by their respective stock market capitalizations.

j.  Change in Control of the Company shall be deemed to have occurred if there is (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which the holders of the Company’s Common Stock immediately prior to the consolidation or merger have the same proportionate ownership of the common stock of the surviving corporation immediately after the consolidation or merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

k.   Affiliate means any person or entity which is controlled by or under common control with the Company.

3.  Additional Information - The Compensation Committee of the Board of Directors reserves the right to amend or terminate the Executive Compensation Program, and participants would be provided with timely written notice of any amendments or of the termination of the Program.   The Compensation Committee sets the rules and interprets the Executive Compensation Program, and its rulings and decisions are final.

An individual must be an employee of the Company or one of its participating Affiliates and a participant in the Executive Compensation Program as of the date payment is made in order to be eligible to receive the annual cash incentive award and any of the LTPI and LTSI cash awards.  The Compensation Committee of the Board of Directors of the Company may, at its sole discretion, determine a participant’s eligibility to receive the LTPI and LTSI awards if a participant dies, becomes disabled, or retires during the performance period.

Details of the Annual Cash Incentive, LTPI, and LTSI Incentive are contained in the Personalized Illustration to each participant.  This summary, the Personalized Illustration, and/or any other documents contained within or about the Executive Compensation Program do not constitute a contract between any employee and the Company.  Neither the Program nor any action taken thereunder shall be construed as giving any employee or other person any right to be retained as an employee of the Company or any Affiliate.

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